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                                                                    EXHIBIT 99.1

                                                              (WILLIAMS(R) LOGO)

NEWSRELEASE

NYSE: WMB
--------------------------------------------------------------------------------
DATE: Aug. 1, 2003

WILLIAMS AGREES TO END POWER CONTRACT IN EXCHANGE FOR $128 MILLION

         TULSA, Okla. - Williams (NYSE:WMB) announced today it has agreed to terminate a long-term power contract with Allegheny Energy, Inc. (NYSE:AYE) subsidiary Allegheny Energy Supply Company, LLC, for cash consideration of $128 million payable to Williams.

         "This deal is consistent with our strategy to monetize the contracts in our trading book," said Steve Malcolm, chairman, president and chief executive officer. "Ending this power-supply arrangement will reduce credit risk specific to this contract and return good value on the position."

         The agreement is subject to certain conditions, including a provision that Allegheny successfully completes the sale of its energy supply agreement with the California Department of Water Resources. Allegheny earlier this week announced an agreement with a third-party for its CDWR contract.

         Williams is scheduled to receive $100 million upon closing of Allegheny's CDWR contract sale and another $28 million over the following 12 months.

           Williams' contract to supply up to 1,000 megawatts of power to Allegheny was scheduled to expire in 2018. Williams now expects to terminate the contract upon payment in full from Allegheny.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:            Kelly Swan
                    Williams (media relations)
                    (918) 573-6932

                    Travis Campbell
                    Williams (investor relations)
                    (918) 573-2944

                    Richard George
                    Williams (investor relations)
                    (918) 573-3679

                                      # # #

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.